Exhibit 12

                       JAMES RIVER CORPORATION of Virginia

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                          (Dollar amounts in thousands)



                                                            Fiscal Year Ended
                                       April   December   December     December   December   December
                                    29, 1990   30, 1990   29, 1991     27, 1992   26, 1993   25, 1994
                                   (52 weeks) (35 weeks) (52 weeks)   (52 weeks) (52 weeks) (52 weeks)
                                                     (b)                   (c,d)                   (d)
Pretax income (loss) from
   continuing operations,
   before minority interests        $371,501    $44,352   $115,170    $(182,817)   $14,115   $(15,693)

Add:
  Interest charged to operations     198,743    133,716    191,344      192,962    183,035    210,063
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third)  23,400     15,100     19,891       19,426     19,094     24,224

      Total earnings, as adjusted   $593,644   $193,168   $326,405      $29,571   $216,244   $218,594
Fixed charges:
  Interest charged to operations    $198,743   $133,716   $191,344     $192,962   $183,035   $210,063
  Capitalized interest                25,475     10,759     31,740       12,778      5,291      3,080
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third)  23,400     15,100     19,891       19,426     19,094     24,224

      Total fixed charges           $247,618   $159,575   $242,975     $225,166   $207,420   $237,367

Ratio                                   2.40       1.21       1.34           --       1.04         --

See accompanying footnote explanations.

Exhibit 12 (continued)

                 JAMES RIVER CORPORATION of Virginia

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                    (Dollar amounts in thousands)

                                                     Six Months Ended
                                                  June 26,   June 25,
                                                     1994       1995
                                               (26 Weeks) (26 Weeks)

Pretax income (loss) from continuing
  operations, before minority interests            $8,195   $108,074

  Add:
    Interest charged to operations                 89,824    125,282

    Portion of rental expense representative of
      interest factor (assumed to be one-third)     9,547     12,112

      Total earnings, as adjusted                $107,566   $245,468

Fixed charges:
  Interest charged to operations                  $89,824   $125,282

  Capitalized interest                              1,251      2,850

  Portion of rental expense representative of
    interest factor (assumed to be one-third)       9,547     12,112

    Total fixed charges                          $100,622   $140,244

Ratio                                                1.07       1.75


See accompanying footnote explanations.
Exhibit 12 (continued)

             JAMES RIVER CORPORATION of Virginia

 NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1990, the Company changed its fiscal year from one ending on the last Sunday in April to one ending on the last Sunday in December. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this period.

(c) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 --
     $195.6  million  and year ended December  25,  1994  --
     $18.8 million.